Confluence Investment Management

CONFLUENCE COMPLIANCE MANUAL

December 2020

20 Allen Avenue, Suite 300 | Saint Louis, MO 63119 | 314.743.5090 www.confluenceinvestment.com

Confluence Investment Management

Code of Ethics

Policy

Confluence, as a matter of policy and practice, and consistent with industry best practices and SEC requirements (SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, which is applicable if the firm acts as investment adviser to a registered investment company), has adopted a written Code of Ethics covering all supervised persons. Our firm's Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions. The firm's current Code of Ethics, and as amended, is incorporated by reference and made a part of these Policies and Procedures.

Background

In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17j-1 under the Investment Company Act, requiring SEC advisers to adopt a Code of Ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel.

The Code of Ethics rule had an effective date of 8/31/2004 and a compliance date of 2/1/2005. Among other things, the Code of Ethics rule requires the following:

•	setting a high ethical standard of business conduct reflecting an adviser's fiduciary obligations;
•	compliance with applicable federal securities laws;
•	access persons to periodically report personal securities transactions and holdings, with limited exceptions, such as if the account is managed by the firm and is traded in accordance with other like strategies;
•	prior approval for any IPO or private placement investments by access persons;
•	reporting of violations;
•	delivery and written acknowledgement of receipt of the Code of Ethics by each supervised person;
•	reviews and sanctions;
•	recordkeeping; and
•	summary Form ADV disclosure.

An investment adviser's Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.

20 Allen Avenue, Suite 300 | Saint Louis, MO 63119 | 314.743.5090 www.confluenceinvestment.com

Confluence Investment Management

Responsibility

The Chief Compliance Officer has the primary responsibility for the preparation, distribution, administration, periodic reviews and monitoring of our Code of Ethics, practices, disclosures, sanctions and recordkeeping.

Procedure

Confluence has adopted these procedures to implement this policy on personal securities transactions and our Code of Ethics and reviews to monitor and ensure the firm's policy is observed, implemented properly and amended, as appropriate, which include the following:

•	Formal adoption of the firm's Code of Ethics by management (typically evidenced by their signature on their individual code of ethics/annual attestation form).
•	The Chief Compliance Officer annually distributes the current Code of Ethics to all supervised persons and to all new supervised persons upon hire.
•	Each supervised person must acknowledge receipt of the firm's Code of Ethics initially upon hire and annually and return a signed acknowledgement/certification form to the Chief Compliance Officer.
•	The Chief Compliance Officer, with other designated officer(s), annually reviews the firm's Code of Ethics and updates the Code of Ethics as may be appropriate.
•	The Chief Compliance Officer, or his/her designee, periodically reviews access persons' personal transactions/holdings reports.
•	The Chief Compliance Officer maintains a list of investment personnel and access persons of the firm, which is updated as changes occur.
•	The Chief Compliance Officer, or his/her designee, retains relevant Code of Ethics records as required, including but not limited to, Code of Ethics, as amended from time to time, acknowledgement/certification forms, initial and annual holdings reports, quarterly reports of personal securities transactions, violations and sanctions, among others.
•	The firm provides initial and periodic education about the Code of Ethics, and each person's responsibilities and reporting requirements, under the Code of Ethics.
•	The firm's Form ADV Part 2/Disclosure Brochure is amended and periodically reviewed by the Chief Compliance Officer to appropriately disclose a brief summary of the firm's Code of Ethics.
20 Allen Avenue, Suite 300 | Saint Louis, MO 63119 | 314.743.5090 www.confluenceinvestment.com

Confluence Investment Management

•	The Chief Compliance Officer is responsible for receiving and responding to any client requests for the firm's Code of Ethics and maintaining required records.

20 Allen Avenue, Suite 300 | Saint Louis, MO 63119 | 314.743.5090 www.confluenceinvestment.com

Confluence Investment Management

CODE OF ETHICS

Statement of General Policy

Confluence Investment Management LLC (the “Adviser,” “we,” “our”, or “us”) seeks to foster a reputation for integrity and professionalism. The confidence and trust placed in us by our clients is something that is highly valued and must be protected. As a result, any activity that creates even the suspicion of misuse of material non-public information by the Adviser or any of our employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to our clients, or which creates any actual or potential conflict of interest between our client and the Adviser or any of our employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, we believe that individual investment activities by our officers and employees should not be unduly prohibited or discouraged.

SEC Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Rule”), requires that the Adviser adopt a code of ethics setting forth standards of conduct for us and our Supervised Persons (as defined below). In addition, SEC Rule 17j-1, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), requires that the Adviser adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined in Rule 17j-1 of the Investment Company Act) from engaging in any act, practice or course of business prohibited by Rule 17j-1. Accordingly, this Code of Ethics (the “Code”) has been adopted to ensure that employees responsible for developing or implementing investment advice or who communicate such advice to clients will not be able to act thereon to the disadvantage of clients. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to Adviser and persons connected with it. It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Adviser’s clients or otherwise take unfair advantage of such clients, and to understand the various laws applicable to such employee. Likewise, each Supervisory Person is required to report any violations of this Code promptly to the Compliance Officer as defined below.

1.	Definitions of Terms Used

(a)	“Access Person” means (i) any Supervised Person of the Adviser or (ii) with respect to any Fund, any director, officer or general partner of the Fund, or any employee of the Fund (A) who has access to nonpublic information regarding the Fund’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Fund; or (B) who is involved in making securities recommendations to the Fund, or who has access to such recommendations that are nonpublic.

(b)	“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

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(c)	“Beneficial ownership” or “beneficial interest” shall be interpreted in the same manner as beneficial ownership would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of that Act and the rules and regulations thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Access Person will be assumed to have a pecuniary interest, and therefore, beneficial interest in or ownership of, all securities held by the Access Person, the Access Person’s spouse, all minor children, all dependent adult children and adults sharing the same household with the Access Person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner (except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner), corporations in which they are a controlling shareholder (except any investment company, trust or similar entity registered under applicable U.S. or foreign law) or any other similar arrangement. Any questions an Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Compliance Officer.

(d)	“Compliance Officer” shall mean the Chief Compliance Officer, as may be designated by the Adviser from time to time, or his/her designee.
(e)	“Considering for purchase or sale” shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made or communicated by an analyst at the Adviser and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

(f)	“Contemplated Security” shall mean any security that the Adviser may recommend to its clients for purchase or sale, and any security related to or connected with such security. The term security shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts.

(g)	“Covered Security” shall mean any security, and any security related to or connected with such security. The term security shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include (1) securities which are direct obligations of the government of the United States, (2) bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements, (3) shares issued by money market Funds, (4) shares issued by U.S. registered open-end Funds, other than Reportable Funds and (5) shares issued by unit investment

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trusts that are invested exclusively in one or more open-end Funds, none of which are Reportable Funds.

(h)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act, the Dodd- Frank Act of 2010 as it applies to investment companies registered under the Investment Company Act of 1940 and investment advisers, each as may be amended or supplemented, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury, as applicable.

(i)	“Fund” means any investment company registered under the Investment Company Act of 1940, as amended.

(j)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

(k)	“Investment Personnel” means any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for the Adviser’s clients. Investment Personnel also includes any natural person who controls the Adviser and who obtains information concerning recommendations made to the Adviser’s clients regarding the purchase or sale of securities for such clients.
(l)	“Knowingly/Knows/Knew” means (i) actual knowledge or (ii) reason to believe but shall exclude institutional knowledge, where there is no affirmative conduct by the employee to obtain such knowledge, for example, querying the Adviser’s trading system or Investment Personnel.

(m)	“Limited Offering” or private placement means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, as amended, and similar restricted offerings under comparable foreign law.

(n)	“Personal Benefit” includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a client.

(o)	“Reportable Fund” means (i) any Fund for which we serve as an investment adviser, or (ii) any Fund whose investment adviser or principal underwriter controls us, we control or is under common control with us. For purposes of this definition, “control” has the meaning given to it in Section 2(a)(9) of the Investment Company Act of 1940.

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(p)	“Supervised Person” means any (i) officer of the Adviser, (ii) member of the Executive Committee or investment committee of the Adviser or (iii) employee of the Adviser or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

2.	Compliance with Laws and Regulations

Each Supervised Person must comply with all applicable Federal Securities Laws. Without limiting the generality of the foregoing, Supervised Persons shall not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client:

(a)	Defraud the client in any manner;

(b)	Mislead the client, including by making a statement that omits material facts;

(c)	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

(d)	Engage in any manipulative practice with respect to the client; or

(e)	Engage in any manipulative practice with respect to securities, including price manipulation.
3.	Preferential Treatment, Gifts and Entertainment

No Supervised Person shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Adviser, except those usual and normal benefits directly provided by the Adviser.

No Supervised Person shall accept or offer any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such person and the Adviser. Supervised Persons are prohibited from receiving any gift or other personal benefit of more than de minimis value from any person or entity that does business with or on behalf of the Adviser. In addition, Supervised Persons are prohibited from giving or offering any gift or other personal benefit of more than a de minimis value to any person or entity who is an existing or prospective client or any person that does business with or on behalf of the Adviser and shall be absolutely prohibited from giving or offering any gift or other personal benefit to any client or prospective client that is a governmental entity or official thereof or official of any governmental entity investment, retirement or pension fund. For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. Employee limits for gifts and entertainment are outlined in the compliance manual. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance Officer.

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4.	Conflicts of Interest

If any Supervised Person is aware of a personal interest or outside business activity that is, or might be, in conflict with the interest of any client, that Supervised Person should disclose the situation or transaction and the nature of the conflict to the Compliance Officer for appropriate consideration. In addition, no Supervised Person may use knowledge about pending or currently considered securities transactions for clients to directly or indirectly profit personally. Without limiting the foregoing, Supervised Persons who are planning to invest in or make a recommendation to invest in a security, and who have a material interest in the security or a related security, must first disclose such interest to his or her manager or the Compliance Officer. Such manager or the Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained by the Compliance Officer. Supervised Persons may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a client in order to avoid an actual or apparent conflict with a personal transaction in a security.

Regarding SEC Rule 206(4)-5 “pay to play” practices, Supervised Persons are prohibited from making campaign contributions to elected officials in an attempt to influence the awarding of contracts for the management of public pension assets and similar government investment accounts. It is Confluence policy that if any employee seeks to make a political contribution on behalf of themselves or the Adviser to any federal, state or local candidate or to any political association or group, they must obtain pre-approval from the Compliance Officer.

5.	Service as a Director

Access Persons are prohibited from accepting any appointment to the boards of directors of any portfolio companies, whether or not its securities are publicly traded, absent prior authorization of the Compliance Officer. In determining whether to authorize such appointment, the Compliance Officer shall consider whether the board service would be averse to the interests of the Adviser’s clients, would interfere with or hinder the Adviser’s ability to provide recommendations to its clients, and whether adequate procedures exist to ensure isolation from those making investment decisions. All Supervised Persons shall report existing board positions with for-profit corporations, business trusts or similar entities within ten (10) days of becoming a Supervised Person. All Supervised Persons must notify the Compliance Officer within ten (10) days before accepting a new appointment to serve on the board of directors of any for-profit corporation, business trust or similar entity.

6.	Inside Information

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities. In addition, Regulation FD prohibits certain selective disclosure of information to analysts.

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Inside information obtained by any Supervised Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not trade securities while in possession of or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of the Adviser as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Compliance Officer. Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information, clients’ securities holdings and transactions, and other material non-public information that could affect the price of a security.

A client’s identity, financial circumstances and account information are also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information. The Adviser has separate policies on privacy that also govern the use and disclosure of client account information.

7.	Restrictions on Personal Security Transactions

(a)	Access Persons may not sell to, or purchase from, any client any security or other property (except merchandise in the ordinary course of business), in which such Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of a Fund, or is otherwise permitted pursuant to Section 17 of the 1940 Act.
(b)	Access Persons may only engage in the purchase and sale of shares of any Reportable Fund during the periods allowed by the policies and procedures of such Reportable Fund. However, even within those periods, no transactions should be entered into in violation of Rule 10b-5 prohibiting the use of inside information and all transactions should be carried out in compliance with Section 16 of the Securities Exchange Act of 1934 and Rule 144 under the Securities Act of 1933.

(c)	Access Persons shall not discuss with or otherwise inform others of any actual or contemplated security transaction by any client except in the performance of employment duties or in an official capacity and then only for the benefit of the client, and in no event for personal benefit or for the benefit of others.

(d)	Access Persons shall not release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in any client’s investments, proposed or in process, except (i) upon the completion of such changes, (ii) when the disclosure results from the publication of a prospectus by a Reportable Fund, (iii) in conjunction with a regular report to shareholders of a Reportable Fund, or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders of a Reportable Fund are entitled by reason of provisions of the articles of incorporation, bylaws, rules and regulations, contracts or similar documents governing the operations of such company.

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(e)	Access Persons may not use knowledge of portfolio transactions made or contemplated for any client to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by any client.

(f)	No Access Person shall knowingly take advantage of an opportunity of any client for personal benefit or take action inconsistent with such Access Person’s fiduciary obligations to the Adviser’s clients. All personal securities transactions must be consistent with this Code and Access Persons must avoid any actual or potential conflict of interest or any abuse of any Access Person’s position of trust and responsibility.

(g)	Any transaction in a Covered Security in anticipation of any client’s transaction (“front- running”) is prohibited. No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest after any client trades in that security unless the transactions contemplated by the client in that security have been completed prior to such transaction.

(h)	No Access Person shall purchase or sell, directly or indirectly, any Covered Security which such Access Person knows that the Adviser either is purchasing or selling, or is considering for purchase or sale, for any client until either the client’s transactions have been completed or consideration of such transaction is abandoned.
(i)	When anything in this Section 7 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

(j)	An Access Person who trades in violation of this Section 7 may be required to unwind the trade or disgorge the profits. This decision is based on the discretion of the Compliance Officer.

8.	Preclearance

(a)	No Access Person may buy or sell any Contemplated Security for an account beneficially owned by him/her without having first obtained specific permission from the Compliance Officer or Chief Investment Officer. To seek approval for a personal securities transaction, an Access Person must request permission from the Compliance Officer via the online personal trading compliance system. The request will be reviewed and approved/denied by the Compliance Officer or Chief Investment Officer. After the request has been approved, the transaction may be affected. Transaction orders must be placed within one week of the day permission to trade is granted. The one-week time period is subject to change based on the facts and circumstances of the transaction and discretion of the Compliance Officer. For the avoidance of doubt, exceptions noted under the definition of a Covered Security are not required to be pre-cleared.

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(b)	No Access Person shall directly or indirectly acquire a beneficial interest in securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of the Compliance Officer. Such Compliance Officer will review these proposed investments on a case-by-case basis and approval may be appropriate when it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering.

9.	Excluded Transactions

The trading restrictions in Section 7 and the preclearance requirements of Section 8 do not apply to the following types of transactions:

(a)	Transactions effected for any account over which the Access Person has no direct or indirect influence or control, and which has been approved by the Compliance Officer pursuant to Section 10(f) (e.g. managed accounts).

(b)	Non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemption of securities.

(c)	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

(d)	Standing orders for retirement plans provided that prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans. Lump sum investments in or withdrawals from such plans must be pre- cleared on a case-by-case basis and are subject to trading restrictions.
(e)	Exchange Traded Funds or ETFs other than the two-week period preceding a rebalance (generally quarterly, buy may vary) through the asset allocation trading on the day of the rebalance (i.e. asset allocation rebalancing period). For the avoidance of doubt, options on ETFs (or equivalent transaction) must be pre-cleared.

10.	Reporting Procedures

Access Persons shall submit to the Compliance Officer the reports set forth below. Any report required to be filed shall not be construed as an admission by the Access Person making such report that he/she has any direct or indirect beneficial interest in the security to which the report relates.

(a)	Brokerage Accounts. Before effecting personal transactions through an external broker, each Access Person must (i) inform the brokerage firm of his/her affiliation with the Adviser;

(ii) make prompt arrangements for copies of confirmations/transaction information to be sent to the Compliance Officer/personal trading compliance system; and (iii) make arrangements for the Compliance Officer to receive duplicate account statements for accounts that do not interface with the personal trading compliance system.

(b)	Initial Holdings Report. Each Access Person must provide an initial holdings report which includes the following information within ten (10) days of becoming an Access Person:

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a.	The title, type of security, the exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;
b.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
c.	The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(c)	Quarterly Transaction Reports. Not later than thirty (30) days following the end of a calendar quarter, each Access Person must submit a report which includes the following information with respect to any transaction in the quarter in a Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:
a.	The date of the transaction, the title, the exchange ticker symbol or CUSIP number, as applicable, interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;
b.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
c.	The price of the Covered Security at which the transaction was affected;
d.	The name of the broker, dealer or bank with or through which the transaction was affected; and
e.	The date that the report is submitted by the Access Person.

An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements, so long as the confirmations or account statements are received by the Compliance Officer no later than thirty (30) days after the end of the applicable quarter.

(d)	Annual Holdings Report. Each Access Person shall submit the information required in Section 10(b) above annually within thirty (30) days of the end of each calendar year. The information shall be current as of a date no more than forty-five (45) days before the report is submitted.

(e)	Review of Reports. The Compliance Officer shall be responsible for identifying Access Persons, notifying them of their obligations under this Code and reviewing reports submitted by Access Persons. The Compliance Officer will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures. No person shall be permitted to review his/her own reports. Such reports shall be reviewed by the Compliance Officer or other officer who is senior to the person submitting the report.

(f)	Exceptions from Reporting Requirements. An Access Person need not make reports or request duplicate confirms pursuant to this Section 10 with respect to transactions

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effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control. Specifically, this exception includes investments in Confluence investment strategies for which Confluence has discretion and the account is invested/traded along with similar accounts at that custodian. Access Persons wishing to rely on this exception must receive prior approval from the Compliance Officer. In addition, an Access Person need not make reports pursuant to Section 10(b), 10(c) or 10(d) with respect to transactions effected pursuant to an Automatic Investment Plan or with respect to Section 9(e) if they have provided the Compliance Officer the necessary attestation. Specifically, this provides a waiver from the preclearance trading and reporting requirements if an access person’s account only holds ETFs and/or Covered Securities exceptions as described in Section 1(g) (e.g., mutual funds, US treasuries, UITs).

11.	Whistleblower Policy

Confluence owes a duty of trust and a fiduciary responsibility to each client. Employees must act in good faith as they complete their responsibilities and must always place client interests ahead of their own. When fiduciary responsibility as well as the duties of trust and good faith are breached, the client may be harmed and the trust that Confluence has strived to build with its clients is diminished. Each Confluence employee is obligated to promptly report misconduct, violations or suspected violations of rules, laws, internal policies, and of the Code of Ethics to the CCO or, in the absence of the Compliance Officer, to the Chief Operating Officer or Chief Executive Officer.

12.	Administration of Code

The Compliance Officer shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The Compliance Officer is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship). Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the Compliance Officer and shall be reported to the board of managers of the Adviser at the next regular meeting. The Compliance Officer will take whatever action he/she deems necessary with respect to any officer, member of the board of managers or employee of the Adviser who violates any provision of this Code.

13.	Reports to Board

At least once a year, the Compliance Officer shall review the adequacy of the Code and the effectiveness of its implementation. In addition, on an annual basis, the Adviser must provide a written report to the Board of Directors of any Reportable Fund for which the Adviser serves as investment adviser that describes any issues arising under the Code since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. The report will also certify to the Board of Directors that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Report should also include significant conflicts

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of interest that arose involving the Adviser’s personal investment policies, even if the conflicts have not resulted in a violation of the Code.

14.	Code Revisions

Any material changes to the Code will be submitted to the appropriate contact of any Reportable Fund for which the Adviser serves as investment adviser for approval.

15.	Recordkeeping Requirements

The Adviser shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a record of all written acknowledgments of receipt of the Code, and all amendments thereto, for each person who currently is, or within the past five years was, a Supervised Person; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports for at least five years after the end of the fiscal year in which the report is made or the information is provided; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; for at least five years after the end of the fiscal year in which approval is granted, a record of any decision and the reasons supporting that decision, to approve an Access Person’s purchase of securities in an Initial Public Offering or a Limited Offering; and a copy of reports provided to the management committee of the Adviser regarding the Code.

16.	Condition of Employment or Service

All Supervised Persons shall conduct themselves at all times in the best interests of the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Adviser and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Supervised Persons shall certify upon becoming a Supervised Person and thereafter annually that they have received a copy of and read the Code, and all amendments thereto, and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

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October 28, 2020

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ACKNOWLEDGEMENT AND CERTIFICATION [or E-Acknowledgment]

I acknowledge that I have read the Code of Ethics, which I will retain for future reference, and agree to comply in all respects with the terms and provisions thereof.

I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

Print Name

Date	Signature